Item 77D - Deutsche Core Fixed Income Fund and
Deutsche Unconstrained Income Fund (each, a series of Deutsche Income Trust)

Deutsche Core Fixed Income Fund

Effective on June 2, 2014, the following information replaced similar disclosure contained under the "Main investments" sub-section of the "PRINCIPAL INVESTMENT STRATEGY" section within the summary section and the "FUND
DETAILS" section of Deutsche Core Fixed Income
Fund's prospectus:
The fund invests primarily in investment-grade debt securities (securities rated within the top four long-term credit rating categories) though up to 10% of the fund's total assets may be invested in below investment-grade debt securities (also referred to as junk bonds), including securities in default. The fund may purchase or sell securities or instruments on a when-issued, delayed delivery or forward commitment basis (e.g., TBAs). A forward commitment transaction is an agreement by the fund to purchase or sell securities at a specified future date. The fund may sell the forward commitment securities before the settlement date or enter into new commitments to extend the delivery date into the future.
The fund may also invest up to 25% of total assets in securities of foreign issuers and governments. The fund may hold up to 20% of total assets in cash or money market instruments, either to maintain liquidity or in the event portfolio management determines that securities meeting the fund's investment objective are not readily available for purchase.

Effective on June 2, 2014, the following information replaced similar disclosure contained under the "PRINCIPAL INVESTMENT STRATEGY" section within the summary section and the "FUND
DETAILS" section of Deutsche Core Fixed Income
Fund's prospectus.

Derivatives. Portfolio management generally may use options or futures contracts, which are types of derivatives (a contract whose value is based on, for example, indices, currencies or securities), for duration management (i.e., reducing or increasing the sensitivity of the fund's portfolio to interest rate changes). In addition, port- folio management generally may use forward currency contracts (i) to hedge exposure to changes in foreign currency exchange rates on foreign currency denominated portfolio holdings; (ii) to facilitate transactions in foreign currency denominated securities;
or (iii) for non-hedging purposes to seek to enhance potential gains.

The fund may also use various types of derivatives (i) for hedging purposes; (ii) for risk management; (iii) for non-hedging purposes to seek to enhance potential gains; or
(iv) as a substitute for direct investment in a particular asset class or to keep cash on hand to meet shareholder redemptions.

Effective on July 14, 2014, the following information was added to the "PRINCIPAL
INVESTMENT STRATEGY" section within the
summary section and the "FUND DETAILS"
section of Deutsche Core Fixed Income Fund's prospectus:

The fund may also invest in affiliated mutual funds. The fund may invest up to 5% of net assets in shares of the following funds: DWS Enhanced Emerging Markets
Fixed Income Fund, which invests primarily in high yield emerging market bonds; DWS Floating Rate Fund, which invests primarily in senior loans; and, DWS High
Income Fund, which invests primarily in high yield bonds.

Deutsche Unconstrained Income Fund

Effective on November 21, 2014, the following disclosure replaced similar disclosure in the "Main investments" sub-section of the "PRINCIPAL
INVESTMENT STRATEGY" section contained within the summary section and the "FUND DETAILS" section of Deutsche Unconstrained Income Fund's prospectus:
The fund may also invest in emerging markets securities, mortgage- and asset-backed securities, adjustable rate loans that have a senior right to payment (senior loans) and other floating rate debt securities, exchange-traded funds (ETFs) and dividend-paying common stocks.
Effective on November 21, 2014, the following disclosure was added to the "Management process" sub-section of the "PRINCIPAL INVESTMENT
STRATEGY" section contained within the "FUND
DETAILS" section of Deutsche Unconstrained Income
Fund's prospectus:
The fund may invest from time to time in ETFs that are managed by affiliates of the Advisor, including (1) series of db-X Exchange-Traded Funds Inc., which are managed by DBX Strategic Advisors LLC; and (2) series of DBX
ETF Trust, which are managed by DBX Advisors LLC.
Deutsche Investment Management Americas Inc., DBX
Strategic Advisors LLC and DBX Advisors LLC are all subsidiaries of Deutsche Bank AG. The fund may also invest in securities of unaffiliated ETFs.



 For internal use only
S:\Shared\Financial Reporting\Deam\Production\2014\10.2014\N-SAR\N-
SAR Backup\Deutsche Income Trust\Exhibit 77D Deutsche Income - Core Fixed Income And Unconstrained Income.Docx

2

 For internal use only

 For internal use only